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Exhibit 99.1   Press release



May 23, 1997          For further information contact:

                           David M. Bradley
                           Chairman, President & Chief Executive Officer North Central Bancshares, Inc.
                           825 Central Avenue
                           Fort Dodge, Iowa 50501
                           515-576-7531



               NORTH CENTRAL BANCSHARES, INC. DECLARES DIVIDEND

David M. Bradley, Chairman, President and Chief Executive Officer of North Central Bancshares, Inc. (the "Company") announced today that the Company declared a regular quarterly cash dividend of $.0625 per share on the Company's common stock for the fiscal quarter ended June 30, 1997. The dividend will be payable to all stockholders of record as of June 13, 1997 and will be paid on July 3, 1997.

The Company's common stock trades on the Nasdaq Stock Market under the symbol "FFFD". The Company's wholly owned subsidiary, First Federal Savings Bank of Fort Dodge, is a federally chartered savings bank headquartered in Fort Dodge, Iowa.